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F–1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Datron Systems Incorporated
Vista, California

    We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

San Diego, California
May 11, 2001

F–2

DATRON SYSTEMS INCORPORATED

CONSOLIDATED BALANCE SHEETS

	March 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$8,380,000	$12,183,000
Accounts receivable, net	19,652,000	12,658,000
Inventories	11,495,000	11,626,000
Deferred income taxes	2,426,000	2,603,000
Prepaid expenses and other current assets	493,000	343,000

Total current assets	42,446,000	39,413,000
Property, plant and equipment, net	9,004,000	9,427,000
Goodwill, net	5,032,000	5,237,000
Other assets	787,000	320,000

Total assets	$57,269,000	$54,397,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,835,000	$2,921,000
Accrued expenses	6,754,000	9,632,000
Customer advances	1,929,000	1,408,000
Income taxes payable	1,554,000	1,433,000
Current portion of long-term debt	96,000	90,000

Total current liabilities	15,168,000	15,484,000
Long-term debt	2,984,000	3,080,000
Deferred income taxes	1,481,000	1,614,000
Deferred rent	150,000	103,000

Total liabilities	19,783,000	20,281,000

Commitments and contingencies—Note 8
Stockholders' equity:
Preferred stock—par value $0.01; authorized 2,000,000 shares, none issued or outstanding	—	—
Common stock—par value $0.01; authorized 10,000,000 shares, 3,116,292 and 3,098,943 shares issued in 2001 and 2000, respectively	31,000	31,000
Additional paid-in capital	11,114,000	10,904,000
Retained earnings	28,417,000	25,460,000
Treasury stock, at cost; 368,005 and 387,303 shares in 2001 and 2000, respectively	(2,076,000)	(2,115,000)
Stock option plan and stock purchase plan notes receivable	—	(164,000)

Total stockholders' equity	37,486,000	34,116,000

Total liabilities and stockholders' equity	$57,269,000	$54,397,000

See notes to consolidated financial statements.

F–3

DATRON SYSTEMS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2001	2000	1999
Net sales	$62,262,000	$61,887,000	$59,084,000
Cost of sales	44,352,000	42,836,000	40,324,000

Gross profit	17,910,000	19,051,000	18,760,000
Selling, general and administrative	12,567,000	12,100,000	12,610,000
Research and development	3,993,000	3,960,000	3,269,000
Gain on sale of product line	(2,801,000)	—	—

Operating income	4,151,000	2,991,000	2,881,000
Interest expense	(212,000)	(217,000)	(326,000)
Interest income	405,000	194,000	231,000
Other income	64,000	1,129,000	47,000

Income before income taxes	4,408,000	4,097,000	2,833,000
Income taxes	1,451,000	1,593,000	1,131,000

Net income	$2,957,000	$2,504,000	$1,702,000

Earnings per common share—basic	$1.08	$0.93	$0.63

Weighted average number of common shares outstanding	2,735,000	2,703,000	2,688,000

Earnings per common share—diluted	$1.06	$0.92	$0.63

Weighted average number of common and common equivalent shares outstanding	2,792,000	2,727,000	2,688,000

See notes to consolidated financial statements.

F–4

DATRON SYSTEMS INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock					Stock Option Plan & Stock Purchase Plan Notes Receivable
			Additional Paid-In Capital	Retained Earnings	Treasury Stock
	Shares	Par Value					Total
Balance at April 1, 1998	2,679,284	$31,000	$10,670,000	$21,254,000	$(2,106,000)	$(244,000)	$29,605,000
Stock issued under employee stock purchase plan and tax benefits	14,469	—	75,000	—	—	—	75,000
Stock option compensation	—	—	13,000	—	—	—	13,000
Net income	—	—	—	1,702,000	—	—	1,702,000

Balance at March 31, 1999	2,693,753	31,000	10,758,000	22,956,000	(2,106,000)	(244,000)	31,395,000
Stock issued under employee stock purchase plan	14,411	—	79,000	—	—	—	79,000
Treasury stock received for note payment	(5,334)	—	—	—	(80,000)	80,000	—
Stock options exercised for treasury stock and tax benefits	8,810	—	45,000	—	71,000	—	116,000
Stock option compensation	—	—	22,000	—	—	—	22,000
Net income	—	—	—	2,504,000	—	—	2,504,000

Balance at March 31, 2000	2,711,640	31,000	10,904,000	25,460,000	(2,115,000)	(164,000)	34,116,000
Stock issued under employee stock purchase plan	17,349	—	134,000	—	—	—	134,000
Treasury stock received for note payment and stock option exercise	(23,287)	—	—	—	(306,000)	164,000	(142,000)
Stock options exercised for treasury stock and tax benefits	42,585	—	65,000	—	345,000	—	410,000
Stock option compensation	—	—	11,000	—	—	—	11,000
Net income	—	—	—	2,957,000	—	—	2,957,000

Balance at March 31, 2001	2,748,287	$31,000	$11,114,000	$28,417,000	$(2,076,000)	—	$37,486,000

F–5

DATRON SYSTEMS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2001	2000	1999
Cash Flows from Operating Activities
Net income	$2,957,000	$2,504,000	$1,702,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,851,000	1,924,000	2,301,000
Gain on sale of product line	(2,801,000)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(7,270,000)	(1,691,000)	4,520,000
Inventories	(419,000)	264,000	2,158,000
Deferred income taxes	44,000	257,000	342,000
Prepaid expenses and other assets	(620,000)	397,000	6,000
Accounts payable and accrued expenses	(1,218,000)	2,663,000	(2,787,000)
Customer advances	521,000	(186,000)	629,000
Income taxes payable	121,000	1,151,000	79,000
Restructuring reserve	—	—	(320,000)
Deferred rent	47,000	103,000	—
Other	40,000	40,000	13,000

Net cash provided by (used in) operating activities	(6,747,000)	7,426,000	8,643,000

Cash Flows from Investing Activities
Additions to property, plant and equipment	(1,266,000)	(1,289,000)	(1,535,000)
Proceeds from sales of property, plant and equipment	17,000	387,000	77,000
Proceeds from sale of product line	3,881,000	—	—

Net cash provided by (used in) investing activities	2,632,000	(902,000)	(1,458,000)

Cash Flows from Financing Activities
Proceeds from long-term debt	—	—	3,300,000
Repayments of long-term debt	(90,000)	(84,000)	(46,000)
Decrease in revolving credit facility	—	—	(5,600,000)
Stock options exercised and tax benefits	268,000	116,000	1,000
Issuance of common stock	134,000	79,000	74,000

Net cash provided by (used in) financing activities	312,000	111,000	(2,271,000)

Increase (decrease) in cash and cash equivalents	(3,803,000)	6,635,000	4,914,000
Cash and cash equivalents at beginning of year	12,183,000	5,548,000	634,000

Cash and cash equivalents at end of year	$8,380,000	$12,183,000	$5,548,000

Supplemental Cash Flow Information
Interest paid	$212,000	$217,000	$327,000
Income tax paid (refunds received)	$1,216,000	$(355,000)	$596,000

See notes to consolidated financial statements.

F–6

DATRON SYSTEMS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

    Datron Systems Incorporated and its wholly-owned subsidiaries (the "Company") provide products and services addressing the needs of emerging satellite and radio communication markets. The Company reports operations in two business segments: Antenna and Imaging Systems, which operates from facilities in Simi Valley, California, and Communication Products, which operates from facilities in Vista, California. The Antenna and Imaging Systems business segment designs and manufactures two primary product lines: (i) satellite tracking antenna systems used for remote sensing, TT&C (telemetry, tracking and control) and satellite communication purposes by government and commercial users, and (ii) mobile broadband communication systems for airlines, military transports, and mobile land and marine direct broadcast satellite ("DBS") TV users. The Communication Products business segment designs, manufactures and distributes voice and data communication radios and accessories for worldwide military and commercial purposes. The Company's products are sold worldwide through a network of Company salespersons and independent dealers and sales representatives.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

    The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the presentation for fiscal 2001.

Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

    Cash equivalents consist of highly liquid investments purchased with maturities of three months or less and which are readily convertible into cash.

Inventories

    Inventories are carried at the lower of cost (first-in, first-out) or market (determined on the basis of estimated realizable value).

Property, Plant and Equipment

    Property, plant and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Useful lives range from two to ten years for machinery and equipment and furniture and fixtures, and from seven to forty years for buildings and building improvements. Leasehold improvements are amortized over the related lease term.

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Goodwill

    Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over 38 years. Accumulated amortization of goodwill was $2,669,000 at March 31, 2001 and $2,464,000 at March 31, 2000.

Treasury Stock

    Repurchased shares of the Company's common stock are included in treasury stock at cost. Shares issued from treasury stock for exercise of stock options are issued at cost on a first-in, first-out basis.

Revenue Recognition

    Revenue from product sales is recognized at the time of shipment, except in the case of certain fixed-price contracts requiring substantial performance over several periods prior to commencement of deliveries, which are accounted for under the percentage-of-completion (cost-to-cost) method of accounting. Expected profits or losses on these contracts are based on the Company's estimates of total sales value and cost at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which revisions are made. Losses on contracts are recorded in full as they are identified.

    Accounts receivable include unbilled costs and accrued profits related to contracts accounted for under the percentage-of-completion method of accounting. There are no material amounts of contract holdbacks or claims subject to uncertainty of realization. Substantially all amounts are expected to be collected within one year. Funds received from customers in advance of contract work are classified as current liabilities.

Foreign Sales

    All foreign sales are denominated in U.S. Dollars.

Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires that deferred income taxes be reported in the Company's financial statements utilizing the asset and liability method. Under this method, deferred income taxes are determined based on enacted tax rates applied to the differences between the financial statement and tax bases of assets and liabilities.

Earnings Per Share

    Basic earnings per share ("EPS") is calculated based on the weighted average number of shares outstanding during the year. Diluted EPS is calculated based on the weighted average number of shares outstanding during the year plus equivalent shares issuable under the Company's stock option plans when such amounts are dilutive. Options to purchase 82,000 shares of common stock at prices ranging from $12.75 - $15.73 were not included in the computation of diluted EPS at March 31, 2001 because the effect of such options would be anti-dilutive. Such options expire at various dates from November 10, 2005 to January 30, 2011. At March 31, 2000 and 1999, options to purchase 87,000 shares and 311,000 shares, respectively, of common stock at exercise prices ranging from

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$12.75 - $15.73 and $6.50 - $15.73, respectively, were not included in the computation of diluted EPS because the effect of such options would be anti-dilutive.

Stock-Based Compensation

    As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, discloses the pro forma effect on net income (loss) and related per share amounts using the fair value-based method to account for its stock-based compensation (see Note 7).

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires all derivatives to be recorded on the balance sheet at fair value and established accounting standards for hedging activities. In June 1999, the FASB issued SFAS No. 137, which amended SFAS No. 133 by deferring its effective date one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which amended certain accounting and reporting standards of SFAS No. 133. The Company adopted SFAS No. 133 as of April 1, 2001. The adoption of SFAS 133 did not have a material affect on the Company's financial position, results of operations or cash flows.

NOTE 3. GAIN ON SALE OF PRODUCT LINE

    In November 2000, the Company sold its microwave products line, part of the Antenna and Imaging Systems business segment, to Nurad Technologies, Inc. for $3,881,000 cash. A gain on the sale of $2,801,000 was recorded in the third quarter of fiscal 2001.

NOTE 4. BALANCE SHEET INFORMATION

    Accounts receivable at March 31:

	2001	2000
Billed	$15,484,000	$9,108,000
Unbilled	4,285,000	3,659,000

Subtotal	$19,769,000	12,767,000
Allowance for doubtful accounts	(117,000)	(109,000)

Total	$19,652,000	$12,658,000

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    Inventories at March 31:

	2001	2000
Raw materials	$7,714,000	$7,587,000
Work-in-process	2,395,000	2,233,000
Finished goods	1,386,000	1,806,000

Total	$11,495,000	$11,626,000

    Inventories are presented net of allowances for obsolescence of $1,665,000 and $1,527,000 at March 31, 2001 and 2000, respectively.

    Property, plant and equipment at March 31:

	2001	2000
Land and buildings	$9,052,000	$8,901,000
Machinery and equipment	15,400,000	15,298,000
Furniture and office equipment	1,552,000	1,548,000
Leasehold improvements	751,000	726,000
Construction-in-process	57,000	—

Subtotal	26,812,000	26,473,000
Accumulated depreciation and amortization	(17,808,000)	(17,046,000)

Total	$9,004,000	$9,427,000

    Accrued expenses at March 31:

	2001	2000
Salaries and employee benefits	$2,825,000	$2,911,000
Commission and service fees	2,103,000	4,540,000
Warranty allowance	1,079,000	1,085,000
Royalties	190,000	257,000
Other	557,000	839,000

Total	$6,754,000	$9,632,000

NOTE 5. LONG-TERM DEBT

    At March 31, 2001, the Company had a committed $13,000,000 revolving line of credit with its bank. The line may be used for the issuance of letters of credit and for direct working capital advances, of which $2,000,000 is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expired on April 1, 2001 and was subject to a borrowing base formula. The remaining $11,000,000 credit facility expires on April 1, 2002. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.50%. At March 31, 2001, the bank's prime rate was 8.0%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance. At March 31, 2001, there were

F–10

no borrowings under the line and the bank had issued letters of credit against the line totaling $3,871,000.

    In May 2001, the Company entered into a $15,000,000 revolving line of credit with a new bank, replacing the line of credit described above. The line may be used for the issuance of standby letters of credit up to $15,000,000 and working capital advances up to $5,000,000 provided total credit extended does not exceed $15,000,000. The line of credit expires August 2, 2002 and is not subject to a borrowing base formula. Interest is payable on borrowings under the line of credit at the bank's prime rate, which at March 31, 2001 was 8.0%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance.

    On August 7, 1998, the Company issued a promissory note to a life insurance company in the amount of $3,300,000 pursuant to a loan agreement under which the Company borrowed the same amount. The note is secured by a deed of trust on the Company's Simi Valley facility and has a maturity date of September 1, 2008. Monthly payments are calculated on a 20-year amortization. Interest is payable at a rate of 6.76% per annum through September 1, 2003, at which date the interest rate becomes variable and tied to LIBOR, adjusting every quarter for the remainder of the term. On September 1, 2003, the Company may either prepay the note without penalty or accept the variable rate provisions as determined at that time.

    At March 31, long-term debt was as follows:

	2001	2000
6.76% note payable due September 1, 2008	$3,080,000	$3,170,000
Less current portion	(96,000)	(90,000)

Long-term debt	$2,984,000	$3,080,000

    Aggregate principal payments for each of the years ending March 31 are as follows:

Year	Principal Payments
2002	$96,000
2003	103,000
2004	110,000
2005	118,000
2006	126,000
Thereafter	2,527,000

Total	$3,080,000

    The Company believes the carrying amount of its outstanding long-term debt at March 31, 2001 and 2000 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March 31, 2001 and 2000 for loans with similar terms and maturities.

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NOTE 6. INCOME TAXES

    The Company's deferred income tax assets and liabilities at March 31 are as follows:

	2001	2000
Deferred income tax assets:
Contract loss and other allowances	$1,590,000	$1,801,000
Accrued employee benefits	467,000	503,000
Amortization of intangibles	179,000	200,000
Deferred rent	65,000	—
Other	125,000	99,000

Total	2,426,000	2,603,000

Deferred income tax liabilities:
Depreciation	(1,356,000)	(1,479,000)
State taxes	(125,000)	(135,000)

Total	(1,481,000)	(1,614,000)

Net deferred income tax asset	$945,000	$989,000

    As of March 31, 2001, the Company had no federal or California net operating loss carryforwards or credit carryforwards.

    The provision for income taxes for the years ended March 31 is as follows:

	2001	2000	1999
Federal:
Current	$1,238,000	$1,233,000	$746,000
Deferred	12,000	50,000	139,000
State:
Current	169,000	103,000	43,000
Deferred	32,000	207,000	203,000

Total	$1,451,000	$1,593,000	$1,131,000

    The provision for income taxes differs from the federal statutory tax rate for the years ended March 31 due to the following:

	2001	2000	1999
Expected tax at statutory rate	$1,499,000	$1,393,000	$963,000
State tax, net of federal tax effect	133,000	205,000	163,000
Research & Development credit	(160,000)	(36,000)	—
Foreign Sales Corporation earnings	(141,000)	(132,000)	(104,000)
Goodwill amortization	70,000	70,000	70,000
Other differences	50,000	93,000	39,000

Total	$1,451,000	$1,593,000	$1,131,000

F–12

NOTE 7. EMPLOYEE INCENTIVE PLANS

    In May 1985, the Company adopted the 1985 Stock Option Plan (the "1985 Plan"). Under the 1985 Plan, as amended, 500,000 shares of common stock may be issued upon the exercise of options granted to employees of the Company at not less than the fair market value on the date of grant and to directors of the Company at not less than 85% of the fair market value on the date of grant. Options become exercisable ratably over three years and expire ten years from the date of grant. The 1985 Plan expired in May 1995. During the fiscal year ended March 31, 2000, a promissory note in the amount of $80,000 that had been issued in connection with the exercise of an option granted pursuant to the 1985 Plan was paid in full by the maker.

    In February 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), authorizing the issuance of 206,700 option shares of which 61,073 were available under the 1985 Plan at the time of its expiration. In August 1999, the 1995 Plan was amended to increase by 200,000 the number of shares available for grant and to require all options be granted at fair market value. Other terms of issuance and exercise of options granted under the 1995 Plan are similar to those under the 1985 Plan.

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation expense for the Company's two fixed stock option plans (the 1985 Plan and 1995 Plan) been determined consistent with the provisions of SFAS No. 123 based on the fair value at date of grant for awards made subsequent to March 31, 1995, and assumed forfeiture rates of 19%, 17% and 21%, respectively, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
Net income
As reported	$2,957,000	$2,504,000	$1,702,000
Pro forma	$2,315,000	$2,071,000	$1,460,000
Earnings per common share—basic
As reported	$1.08	$0.93	$0.63
Pro forma	$0.85	$0.77	$0.54
Earnings per common share—diluted
As reported	$1.06	$0.92	$0.63
Pro forma	$0.83	$0.76	$0.54

    The weighted-average fair value of options granted under the two stock option plans with exercise prices equal to market price during fiscal years 2001, 2000 and 1999 is estimated at $7.24, $7.04 and $2.87, respectively, and the weighted-average exercise prices for those options was $12.15, $12.32 and $6.54, respectively. The weighted-average fair value of options granted under the two stock option plans with exercise prices at less than market price during fiscal years 2001, 2000 and 1999 is estimated at zero, $3.58 and zero, respectively, and the weighted-average exercise prices for those options was zero, $5.10 and zero, respectively. These estimates were determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants awarded in fiscal years 2001, 2000 and 1999, respectively: dividend yield of 0%, 0% and 0%; expected volatility of 64%, 59% and 41%; risk-free rate of return of 6.13%, 6.15% and 5.31%; and expected lives of 5 years, 5 years and 5 years. A change in these assumptions could result in a significant change to the indicated fair value amounts.

F–13

    A summary of the status of the Company's two fixed stock option plans as of March 31, 2001, 2000 and 1999 and activity during the years then ended is as follows:

	2001		2000		1999
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	379,690	$9.41	311,130	$9.32	319,960	$9.96
Granted	134,000	$12.15	124,500	$10.00	53,000	$6.54
Canceled	(33,725)	$10.63	(47,130)	$10.24	(61,830)	$10.22
Exercised	(42,585)	$8.00	(8,810)	$10.14	—	—

Outstanding at end of year	437,380	$10.08	379,690	$9.41	311,130	$9.32

Options exercisable at end of year	228,880	$9.60	186,190	$9.61	173,667	$10.35

    Stock option compensation expense related to options granted at less than fair value on date of grant pursuant to the 1995 Plan was $11,000, $22,000 and $13,000 in fiscal years 2001, 2000 and 1999, respectively.

    Information about fixed stock options outstanding at March 31, 2001 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Ave. Remaining Contractual Life	Weighted-Ave. Exercise Price	Number Exercisable	Weighted-Ave. Exercise Price
$5.10 - $7.23	87,210	7.7 years	$6.03	43,210	$6.23
$8.13 - $9.50	111,170	5.7 years	$8.71	111,170	$8.71
$10.00 - $12.75	159,500	8.2 years	$11.31	40,500	$11.51
$13.50 - $15.73	79,500	8.2 years	$13.99	34,000	$14.48

$5.10 - $15.73	437,380	7.5 years	$10.08	228,880	$9.60

    At March 31, 2001, 65,455 shares were available for grant under the 1995 Plan.

    In March 1988, the Company adopted the 1988 Key Employee Stock Purchase Plan (the "Purchase Plan"). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. During the fiscal year ended March 31, 2001, a promissory note in the amount of $164,000 that had been issued pursuant to the Purchase Plan was paid in full by the maker.

    The Company has a non-contributory qualified profit sharing plan. Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were $171,000, $195,000 and $151,000 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively.

    In November 1995, the Company adopted the Supplemental Executive Profit Sharing Plan, effective as of April 1, 1994. The plan is a deferred compensation plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual

F–14

contributions are determined by the board of directors. Contributions for the fiscal years ended March 31, 2001, 2000 and 1999 were $5,000, $9,000 and $14,000, respectively.

    In August 1997, the Company adopted the Employee Stock Purchase Plan, effective as of July 1, 1997. Employees are eligible to participate in the plan if they have been employed a minimum of five months and work at least 20 hours per week. Eligible employees may use funds from accumulated payroll deductions to purchase shares of Company common stock at the end of six-month offering periods. They may contribute up to 10% of gross earnings toward such purchases, not to exceed $12,500 per offering period, and may purchase a maximum of 1,000 shares per offering period. The purchase price for the shares is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Shares purchased must be held for a minimum of three months before they can be sold. A total of 200,000 shares has been authorized for issuance under the Employee Stock Purchase Plan.

    Common stock issued under the Employee Stock Purchase Plan is summarized as follows:

	2000		1999		1998
Offering Period Ended	Shares Issued	Purchase Price	Shares Issued	Purchase Price	Shares Issued	Purchase Price
June 30	7,938	$7.12	7,713	$4.68	6,648	$5.74
December 31	9,411	$8.23	6,698	$6.22	7,821	$4.62

Total	17,349		14,411		14,469

NOTE 8. COMMITMENTS AND CONTINGENCIES

    The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. In March 1998, the Company signed a ten-year lease for a production and office facility located in Vista, California. That lease commenced March 26, 1999. Future minimum operating lease obligations for each of the years ending March 31 are as follows:

Year	Total Lease Obligation
2002	$657,000
2003	648,000
2004	625,000
2005	585,000
2006	599,000
Thereafter	1,949,000

Total	$5,063,000

    Total rent expense under noncancelable operating leases was $772,000, $793,000 and $624,000 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively. Additional rent payments in the amount of $175,000 were charged to a restructuring reserve during the fiscal year ended March 31, 1999.

F–15

    In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with U.S. government contracts, U.S. government export control regulations and other regulatory issues, and civil claims by private parties. In connection with a Defense Contract Audit Agency ("DCAA") audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value. During the second fiscal quarter ended September 30, 2000, the Company reached a settlement with the Contracting Officer and refunded a portion of the contract value plus accrued interest using amounts previously reserved. Resolution of this matter did not have a material effect on the consolidated financial position of the Company or its results of operations.

    In August 1992, Trans World Communications, Inc. ("Trans World"), a wholly-owned subsidiary of the Company and which was renamed Datron World Communications Inc. on March 31, 1995, was named as defendant in a lawsuit filed by ATACS Corporation ("ATACS") and AIRTACS Corporation ("AIRTACS") relating to a contract to provide radio communication shelters. ATACS and AIRTACS contend that Trans World entered into an agreement to team with them on the contract and then wrongfully failed to use them as subcontractors. They seek damages in excess of $2,000,000. In rulings on May 28, 1997 and September 3, 1997, the court found Trans World in breach of a teaming agreement and awarded ATACS and AIRTACS one dollar ($1.00) in damages. On September 8, 1998, the appeal court affirmed the district court's decision except as to the award of nominal damages, and remanded the matter to the district court for further hearing on damages. On June 14, 2000, the district court issued an order awarding ATACS and AIRTACS damages of $30,075 including prejudgment interest. On July 12, 2000, ATACS and AIRTACS appealed the district court's judgment to the U.S. Court of Appeals. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

    In December 2000, Datron World Communications Inc. ("DWC"), a wholly-owned subsidiary of the Company, was named as defendant in a lawsuit filed by Jose Maria Santos Ramos, an individual, and Tecserve (Private) Limited trading as Vista Communications ("Plaintiffs"). In the lawsuit, Plaintiffs allege that DWC breached a representative agreement and that Plaintiffs are entitled to payment of a commission in the amount of $3,750,000 based on the alleged agreement. DWC denies that it breached the agreement and/or that it owes any commissions to Plaintiffs. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

NOTE 9. SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operates in two business segments: Antenna and Imaging Systems, and Communication Products. See Note 1. Management evaluates performance and allocates resources by focusing on operating income as the principal measurement of segment performance. Operating income is before net interest expense, other income (expense) and income taxes. Accounting policies of the two segments are the same as those described in Note 2, Summary of Significant Accounting Policies. The following table contains certain segment, geographic and customer information about the Company.

F–16

There were no intersegment sales during the periods presented. All assets of the Company are located in the U.S.

	2001	2000	1999
Net sales:
Antenna and Imaging Systems	$36,930,000	$39,756,000	$39,084,000
Communication Products	25,332,000	22,131,000	20,000,000

Consolidated net sales	$62,262,000	$61,887,000	$59,084,000

Operating income:
Antenna and Imaging Systems	$3,444,000	$2,763,000	$3,133,000
Communication Products	2,393,000	1,801,000	1,137,000
General corporate expenses	(1,686,000)	(1,573,000)	(1,389,000)
Consolidated operating income	4,151,000	2,991,000	2,881,000
Interest income (expense), net	193,000	(23,000)	(95,000)
Other income	64,000	1,129,000	47,000

Income before income taxes	$4,408,000	$4,097,000	$2,833,000

Identifiable assets:
Antenna and Imaging Systems	$19,736,000	$18,848,000	$19,146,000
Communication Products	24,656,000	19,068,000	18,579,000
Corporate	12,877,000	16,481,000	10,442,000

Consolidated total	$57,269,000	$54,397,000	$48,167,000

Capital expenditures:
Antenna and Imaging Systems	$777,000	$788,000	$404,000
Communication Products	483,000	486,000	1,046,000
Corporate	6,000	15,000	85,000

Consolidated total	$1,266,000	$1,289,000	$1,535,000

Depreciation and amortization:
Antenna and Imaging Systems	$768,000	$836,000	$1,226,000
Communication Products	1,061,000	1,069,000	1,060,000
Corporate	22,000	19,000	15,000

Consolidated total	$1,851,000	$1,924,000	$2,301,000

F–17

Net sales by customer location:
Asia	$22,921,000	$10,867,000	$9,009,000
Europe	6,409,000	9,132,000	11,841,000
Africa	3,603,000	12,287,000	6,620,000
South America	2,493,000	1,100,000	4,405,000
Other	421,000	452,000	488,000
Subtotal foreign net sales	35,847,000	33,838,000	32,363,000
U.S.	26,415,000	28,049,000	26,721,000

Consolidated net sales	$62,262,000	$61,887,000	$59,084,000

Sales for U.S. Department of Defense:
Antenna and Imaging Systems	$8,875,000	$12,670,000	$11,105,000
Communication Products	113,000	670,000	713,000

Consolidated total	$8,988,000	$13,340,000	$11,818,000

    For the fiscal year ended March 31, 2001, two customers accounted for 36% and 29% of Communication Products' net sales. For the fiscal year ended March 31, 2000, two customers accounted for 13% and 11% of Antenna and Imaging Systems' net sales and two customers accounted for 44% and 11% of Communication Products' net sales. For the fiscal year ended March 31, 1999, two customers accounted for 14% and 13% of Antenna and Imaging Systems' net sales and one customer accounted for 20% of Communication Products' net sales.

NOTE 10. QUARTERLY FINANCIAL DATA—Unaudited

	Fiscal Year 2001
	Net Sales	Gross Profit	Net Income (Loss)	Earnings (Loss) Per Share—Diluted
	(in thousands, except per-share data)
First Quarter	$13,354	$3,408	$(327)	$(0.12)
Second Quarter	14,616	4,722	373	0.13
Third Quarter	13,070	3,401	1,369	0.49
Fourth Quarter	21,222	6,379	1,542	0.55

Fiscal Year	$62,262	$17,910	$2,957	$1.06

    First quarter results reflect a net loss due to low sales of Communication Products. Sales of Communication Products were higher in the second and third quarters due to an $8 million radio order booked in the first quarter, but were partially offset by lower sales of Antenna and Imaging Systems products primarily due to lower sales of remote sensing satellite earth stations. The improvement in net income in the third quarter resulted from a $2,801,000 pre-tax gain (approximately $1,685,000, or $0.60 per diluted share after-tax) on the sale of the Company's microwave products line. Excluding the one-time gain, the Company would have recorded a net loss for the third quarter of approximately $316,000, or $0.11 per diluted share. Sales and gross profits were significantly higher in the fourth quarter primarily due to a $7 million radio order received in the third quarter, most of which was

F–18

shipped in the fourth quarter. The higher Communication Product sales in the fourth quarter were partially offset by lower sales of Antenna and Imaging Systems products due to lower order bookings resulting from fewer contract awards and aggressive competition.

	Fiscal Year 2000
	Net Sales	Gross Profit	Net Income (Loss)	Earnings (Loss) Per Share—Diluted
First Quarter	$13,523	$3,885	$52	$0.02
Second Quarter	14,130	3,718	603	0.22
Third Quarter	12,729	3,457	(291)	(0.11)
Fourth Quarter	21,505	7,991	2,140	0.77

Fiscal Year	$61,887	$19,051	$2,504	$0.92

    Results for the first three quarters reflect low gross profits primarily due to low sales of Communication Products and lower gross margins on mobile DBS antenna products. Gross profits improved significantly in the fourth quarter due to receipt and shipment of a $9 million international radio order that had experienced several delays. Net income (loss) for the first three quarters reflects the low gross profits on the low sales and a 64% increase in new product development expenses for the nine months compared with the same nine-month period in fiscal 1999. The increase in net income in the second quarter resulted primarily from the licensing of manufacturing rights to the Company's airborne DBS-2100 antenna for business jets. The increase in net income in the fourth quarter was due to increased gross profits on the much higher sales.

    The total of quarterly earnings (loss) per share-diluted for fiscal years 2001 and 2000 does not equal the fiscal year earnings per share—diluted because the calculation for each period is based on the weighted average number of common and common equivalent shares outstanding for each period.

F–19

DATRON SYSTEMS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2001	March 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,678	$8,380
Accounts receivable, net	17,137	19,652
Inventories	12,803	11,495
Deferred income taxes	2,426	2,426
Prepaid expenses and other current assets	1,235	493

Total current assets	37,279	42,446
Property, plant and equipment, net	8,771	9,004
Goodwill, net	4,981	5,032
Other assets	885	787

Total assets	$51,916	$57,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,173	$4,835
Accrued expenses	5,579	6,754
Customer advances	1,627	1,929
Income taxes payable	370	1,554
Current portion of long-term debt	98	96

Total current liabilities	10,847	15,168
Long-term debt	2,958	2,984
Deferred income taxes	1,481	1,481
Deferred rent	159	150

Total liabilities	15,445	19,783

Stockholders' equity:
Preferred stock—par value $0.01;authorized 2,000,000 shares, none issued or outstanding	—	—
Common stock—par value $0.01; authorized 10,000,000 shares, 2,758,257 and 3,116,292 shares issued in June and March, respectively	27	31
Additional paid-in capital	9,148	11,114
Retained earnings	27,296	28,417
Treasury stock, at cost;no shares in June and 368,005 shares in March	—	(2,076)

Total stockholders' equity	36,471	37,486

Total liabilities and stockholders' equity	$51,916	$57,269

See notes to unaudited consolidated financial statements.

F–20

DATRON SYSTEMS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2001	2000
Net sales	$10,609	$13,354
Cost of sales	8,102	9,946

Gross profit	2,507	3,408
Selling, general and administrative	3,655	2,996
Research and development	708	1,023

Operating loss	(1,856)	(611)
Interest expense	(52)	(53)
Interest income	62	130
Other income (expense)	21	(8)

Loss before income taxes	(1,825)	(542)
Income taxes (benefit)	(704)	(215)

Net loss	$(1,121)	$(327)

Loss per common share—basic	$(0.41)	$(0.12)

Weighted average number of common shares outstanding	2,752	2,721

Loss per common share—diluted	$(0.41)	$(0.12)

Weighted average number of common and common equivalent shares outstanding	2,752	2,721

See notes to unaudited consolidated financial statements.

F–21

DATRON SYSTEMS INCORPORTED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2001	2000
Cash Flows from Operating Activities
Net loss	$(1,121)	$(327)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	458	482
Changes in operating assets and liabilities:
Accounts receivable	2,515	1,318
Inventories	(1,308)	(79)
Prepaid expenses and other assets	(842)	(347)
Accounts payable and accrued expenses	(2,837)	(4,045)
Customer advances	(302)	(793)
Income taxes payable	(1,184)	(1,062)
Deferred rent	9	15
Other	1	14

Net cash used in operating activities	(4,611)	(4,824)

Cash Flows from Investing Activities Additions to property, plant and equipment	(172)	(154)

Net cash used in investing activities	(172)	(154)

Cash Flows from Financing Activities Repayments of long-term debt	(24)	(23)
Stock options exercised	23	39
Issuance of common stock	82	57

Net cash provided by financing activities	81	73

Decrease in cash and cash equivalents	(4,702)	(4,905)
Cash and cash equivalents at beginning of period	8,380	12,183

Cash and cash equivalents at end of period	$3,678	$7,278

See notes to unaudited consolidated financial statements.

F–22

Datron Systems Incorporated

Notes to Unaudited Consolidated Financial Statements

1. Basis of Presentation

    The unaudited consolidated financial statements included herein contain the accounts of Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is suggested that these financial statements be read in connection with the financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2001.

    In the opinion of the Company's management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, unless otherwise stated, which are necessary to present fairly its financial position at June 30, 2001 and the results of its operations and its cash flows for the periods presented. Results of operations for the periods presented herein are not necessarily indicative of what results will be for the entire fiscal year. The balance sheet at March 31, 2001 has been derived from audited financial statements.

    In June 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the use of the pooling-of-interests method is no longer allowed. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company is required to implement SFAS No. 141 on July 1, 2001 and SFAS No. 142 at the beginning of its next fiscal year, April 1, 2002. The Company is evaluating the impact of the adoption of these standards and has not yet determined the effect, if any, that their adoption will have on its consolidated financial position or results of operations.

    On July 3, 2001, The Titan Corporation ("Titan") commenced an exchange offer (the "Offer") through its wholly owned subsidiary, Gem Acquisition Corp. ("Merger Sub"), for all of the outstanding shares of common stock ("Datron Common Stock") of Datron Systems Incorporated ("Datron"). The Offer expired at midnight (NYC time) on August 3, 2001 and the Merger Sub accepted for payment approximately 1,953,682 shares tendered by Datron stockholders in the Offer. As a result, Titan owns approximately 69.6% of Datron Common Stock. Each validly tendered share of Datron Common Stock will be exchanged for 0.81919 shares of Titan common stock, and cash will be issued for fractional shares of Titan common stock. In addition, pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of June 24, 2001 by and among Datron, Merger Sub and Titan, effective August 3, 2001, Datron's board of directors was increased from six to seven members, three of Datron's board members resigned and Titan designated four directors who were elected to Datron's board. Titan designees now constitute a majority of the Board of Directors of Datron.

    The Offer is the first step of Titan's two-step acquisition of Datron. The second step will be the merger (the "Merger") of Merger Sub with and into Datron, which will take place as soon as practicable subject to applicable legal requirements. Upon completion of the Merger, Datron will be a wholly owned subsidiary of Titan.

F–23

2. Earnings (Loss) per Share

    Basic earnings per share ("EPS") is calculated based on the weighted average number of shares outstanding during the period. Diluted EPS is calculated based on the weighted average number of shares outstanding during the period plus equivalent shares issuable under the Company's stock option plans when such amounts are dilutive. Options to purchase 441,365 shares of common stock at prices ranging from $5.10 to $15.73 were not included in the computation of diluted EPS at June 30, 2001 because the effect of such options would be anti-dilutive. Such options expire at various dates from March 12, 2002 to May 13, 2011. At June 30, 2000, options to purchase 433,150 shares of common stock at prices ranging from $5.10 to $15.73 were not included in the computation of diluted EPS because the effect of such options would be anti-dilutive.

3. Accounts Receivable

    At June 30, 2001 and March 31, 2001, accounts receivable were as follows:

	June 30, 2001	March 31, 2001
Billed	$13,276,000	$15,484,000
Unbilled	3,983,000	4,285,000

Subtotal	17,259,000	19,769,000
Allowance for doubtful accounts	(122,000)	(117,000)

Total	$17,137,000	$19,652,000

4. Inventories

    At June 30, 2001 and March 31, 2001, inventories were as follows:

	June 30, 2001	March 31, 2001
Raw materials	$7,139,000	$7,714,000
Work-in-process	3,599,000	2,395,000
Finished goods	2,065,000	1,386,000

Total	$12,803,000	$11,495,000

    Inventories are presented net of allowances for obsolescence of $1,732,000 and $1,665,000 at June 30, 2001 and March 31, 2001, respectively.

F–24

5. Property, Plant and Equipment

    At June 30, 2001 and March 31, 2001, property, plant and equipment was as follows:

	June 30, 2001	March 31, 2001
Land and buildings	$9,052,000	$9,052,000
Machinery and equipment	15,530,000	15,400,000
Furniture and office equipment	1,558,000	1,552,000
Leasehold improvements	752,000	751,000
Construction-in-process	92,000	57,000

Subtotal	26,984,000	26,812,000
Accumulated depreciation and amortization	(18,213,000)	(17,808,000)

Total	$8,771,000	$9,004,000

6. Segment Information

    Segment information was as follows for the periods shown:

	Three Months Ended June 30,
	2001		2000
Net sales:
Antenna and Imaging Systems		$7,450,000	$9,848,000
Communication Products		3,159,000	3,506,000

Consolidated net sales		$10,609,000	$13,354,000

Operating income (loss):
Antenna and Imaging Systems		$151,000	$206,000
Communication Products		(1,090,000)	(464,000)
General corporate expenses		(917,000)	(353,000)

Consolidated operating income (loss)		(1,856,000)	(611,000)
Interest income, net		10,000	77,000
Other income (expense)		21,000	(8,000)

Loss before income taxes	$	(l,825,000)	$(542,000)

F–25

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    Titan's proposed acquisition of Datron will be accounted for as a purchase. Titan has presented below unaudited pro forma condensed combined financial data that reflects the proposed acquisition of Datron and is intended to give you a better picture of what the businesses of Titan and Datron might have looked like if the merger between the two companies had occurred on January 1, 2000, the first day of the first period for which financial information is presented. The unaudited pro forma combined statements of operations combine the Titan consolidated statement of operations data for the year ended December 31, 2000 and for the six months ended June 30, 2001 with the Datron consolidated statements of operations for the year ended March 31, 2001 and for the six months ended June 30, 2001, respectively, to reflect the proposed acquisition of Datron by Titan. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results that would have occurred had the proposed acquisition been consummated at the beginning of the periods presented or the results that may be attained in the future.

    The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2001, giving effect to the acquisition of Datron by Titan as though it had been consummated on that date.

The Titan Corporation and Datron Systems Incorporated

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2000

(in thousands, except per share data)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Revenues	$1,033,213	$62,262	$—		$1,095,475
Costs and expenses:
Cost of revenues	757,266	44,352	—		801,618
Selling, general and administrative expense	208,956	12,567	128	(d)	221,651
Research and development expense	12,261	3,993	—		16,254
Acquisition related charges and other	39,358	—	—		39,358
Gain on sale of product line	—	(2,801)	—		(2,801)

Total costs and expenses	1,017,841	58,111	128		1,076,080
Operating profit	15,372	4,151	—		19,395
Interest expense	(39,592)	(212)	—		(39,804)
Interest income	3,582	405	—		3,987
Other income	—	64	—		64
Income (loss) from continuing operations before income taxes and minority interests	(20,638)	4,408	(128)		(16,358)
Income tax provision (benefit)	(3,985)	1,451	—		(2,534)

Income from continuing operations before minority interests and extraordinary loss	(16,653)	2,957	(128)		(13,824)
Minority interests	4,131	—	—		4,131

Income (loss) from continuing operations before extraordinary loss	$(12,522)	$2,957	$(128)		$(9,693)

Basic earnings per share:
Income (loss) from continuing operations before extraordinary loss(1)	$(0.31)	$1.08	$—		$(0.25)

Weighted average shares	52,717	2,735	(495	)(f)	54,957

Diluted earnings per share:
Income (loss) from continuing operations before extraordinary loss(1)	$(0.32)	$1.06	$—		$(0.25)

Weighted average shares	52,717	2,792	(505	)(f)	55,004

Note(1): Calculation of Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $692.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Titan Corporation and Datron Systems Incorporated

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2001

(in thousands, except per share data)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Revenues	$540,080	$31,831	$—		$571,911
Costs and expenses:
Cost of revenues	399,835	22,945	—		422,780
Selling, general and administrative expense	164,885	7,137	64	(d)	172,086
Research and development expense	9,051	1,485	—		10,536
Acquisition and integration related charges and other	34,818	—	—		34,818

Total costs and expenses	608,589	31,567	64		640,220
Operating profit (loss)	(68,509)	264	—		(68,309)
Interest expense	(22,534)	(105)	—		(22,639)
Interest income	1,268	166	—		1,434
Other income	—	28	—		28

Income (loss) from continuing operations before income taxes and minority interests	(89,775)	353	(64)		(89,486)
Income tax provision (benefit)	(7,720)	(68)	—		(7,788)

Income (loss) from continuing operations before minority interests	(82,055)	421	(64)		(81,698)
Minority interests	14,379	—	—		14,379

Income (loss) from continuing operations	$(67,676)	$421	$(64)		$(67,319)

Basic earnings per share:
Income (loss) from continuing operations(2)	$(1.41)	$0.15	$—		$1.34

Weighted average shares	53,521	2,749	(497	)(f)	55,773

Diluted earnings per share:
Income (loss) from continuing operations(2)	$(1.41)	$0.15	$—		$1.34

Weighted average shares	53,521	2,788	(504	)(f)	55,805

Note(2): Calculation of Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $345.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Titan Corporation and Datron Systems Incorporated

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2001

(in thousands)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$29,775	$3,678	$—		$33,453
Investments	24,522	—	—		24,522
Accounts receivable—net	352,857	17,137	—		369,994
Inventories	33,814	12,803	—		46,617
Prepaid expenses and other	37,432	1,235	—		38,667
Deferred income taxes	28,888	2,426	—		31,314

Total current assets	507,288	37,279	—		544,567
Property and equipment—net	101,257	8,771	—		110,028
Goodwill—net	350,493	4,981	16,793	(a)	372,267
Other assets	71,118	885	4,198	(a)	76,201
Net assets of discontinued operations	13	—	—		13

Total assets	$1,030,169	$51,916	$20,991		$1,103,076

Liabilities and Stockholders' Equity
Current liabilities:
Amounts outstanding under line of credit	$10,937	$—	$—		$10,937
Accounts payable	73,163	3,173	—		76,336
Acquisition debt	2,200	—	—		2,200
Current portion of long-term debt	697	98	—		795
Income taxes payable	—	370	—		370
Accrued compensation and benefits	55,242	—	—		55,242
Other accrued liabilities	68,321	7,206	4,000	(b)	79,527
Net liabilities of discontinued operations	100	—	—		100

Total current liabilities	210,660	10,847	4,000		225,507

Amounts outstanding under line of credit	329,063	—	—		329,063
Long-term debt	1,201	2,958	—		4,159
Other non-current liabilities	38,190	1,640	—		39,830
Company obligated mandatory redeemable preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan	250,000	—	—		250,000
Minority interests	2,144	—	—		2,144
Stockholders' equity:
Preferred stock
Cumulative convertible	690	—	—		690
Series A junior participating	—	—	—		—
Common stock	544	27	—		571
Capital in excess of par value	271,565	9,148	44,670	(c)	325,383
Deferred compensation	(46,320)	—	(383	)(d)	(46,703)
Retained earnings (deficit)	(25,956)	27,296	(27,296	)(c)	(25,956)
Accumulated other comprehensive income	(397)	—	—		(397)
Treasury stock, at cost	(1,215)	—	—		(1,215)

Total stockholders' equity	198,911	36,471	16,991		252,373

Total liabilities and stockholders' equity	$1,030,169	$51,916	$20,991		$1,103,076

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE TITAN CORPORATION AND DATRON SYSTEMS INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share information)

Note 1.  Basis of Presentation

    The accompanying unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations of Titan for the year ended December 31, 2000 and for the six months ended June 30, 2001 with the consolidated statements of operations of Datron for the year ended March 31, 2001 and for the six months ended June 30, 2001, respectively, to reflect the proposed acquisition of Datron by Titan.

    The unaudited pro forma condensed combined statements of operations assume the proposed acquisition was consummated at the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of results that would have occurred had the proposed acquisition been consummated at the beginning of the periods presented or the results that may be attained in the future.

    The unaudited pro forma condensed combined balance sheet has been prepared as of March 31, 2001, giving effect to the acquisition of Datron by Titan as though it had been consummated on that date.

    Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Titan and the historical consolidated financial statements of Datron.

Note 2.  Pro Forma Adjustments

  (a)
  Record allocation of excess of Titan's purchase price over the fair value of the assets acquired, to goodwill and other intangibles. Upon completion of the proposed transaction, an independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities acquired.

  (b)
  Record estimated other accrued liabilities arising as a result of the transaction as follows:

Employment termination agreements for Datron employees	$2,400
Direct transaction costs to consummate acquisition including investment banking, legal, printing and accounting fees	1,600

$4,000

  (c)
  Issue 2,621,000 shares, assuming 2,749,000 Datron shares outstanding and 451,000 Datron stock options outstanding, assuming a $16.01 price per share paid for Datron shares and a ten-day average Titan stock price of $19.54, equivalent to an .81919 exchange ratio of Titan shares paid for each Datron share outstanding. Eliminate Datron common stock, capital in excess of par value and retained earnings as of June 30, 2001.

  (d)
  Record deferred compensation of $383 for all unvested Datron stock options based on the difference between the fair value on the date of consummation of the acquisition and the exercise price of the unvested Datron stock options, after giving effect to the exchange ratio described in Note (c) above. Amortization of deferred compensation of $128 and $64 has been reflected in the pro forma condensed combined statements of operations for the year ended December 31, 2000 and the three months ended June 30, 2001, respectively.

  (f)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the Datron shares currently outstanding, using the price and exchange assumptions described in Note (c) above.

QuickLinks

INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
DATRON SYSTEMS INCORPORATED CONSOLIDATED BALANCE SHEETS
DATRON SYSTEMS INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS
DATRON SYSTEMS INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS
DATRON SYSTEMS INCORPORATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DATRON SYSTEMS INCORPORATED CONSOLIDATED BALANCE SHEETS (In thousands)
DATRON SYSTEMS INCORPORATED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)
DATRON SYSTEMS INCORPORTED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
Datron Systems Incorporated Notes to Unaudited Consolidated Financial Statements
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The Titan Corporation and Datron Systems Incorporated Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2000 (in thousands, except per share data)
The Titan Corporation and Datron Systems Incorporated Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2001 (in thousands, except per share data)
The Titan Corporation and Datron Systems Incorporated Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2001 (in thousands)
THE TITAN CORPORATION AND DATRON SYSTEMS INCORPORATED NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (in thousands, except share information)